Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED

JANUARY 30, 2013

AMONG

CREXUS INVESTMENT CORP.

ANNALY CAPITAL MANAGEMENT, INC.

AND

CXS ACQUISITION CORPORATION

This Agreement and Plan of Merger (the “Agreement”) contains representations and warranties that CreXus Investment Corp., Annaly Capital Management, Inc. and CXS Acquisition Corporation made to one another. These representations and warranties were made only for the purposes of the Agreement and solely for the benefit of CreXus Investment Corp. and Annaly Capital Management, Inc. as of specific dates, may be subject to important limitations and qualifications agreed to by CreXus Investment Corp. and Annaly Capital Management, Inc. and included in confidential disclosure schedules provided by CreXus Investment Corp. to Annaly Capital Management, Inc. in connection with the signing of the Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between CreXus Investment Corp. and Annaly Capital Management, Inc. instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by CreXus Investment Corp. with the U.S. Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, CreXus Investment Corp. and Annaly Capital Management, Inc.

Table of Contents
Page

ARTICLE 1 THE TENDER OFFER		2
1.1	Announcement of this Agreement and the Tender Offer.	2
1.2	The Offer.	3
1.3	Company Action.	6
1.4	Independent Directors.	8
ARTICLE 2 THE MERGER		9
2.1	Agreement to Effect Merger.	9
2.2	The Merger.	9
2.3	Charter.	9
2.4	Bylaws.	9
2.5	Directors.	10
2.6	Officers.	10
2.7	Stock of the Company.	10
2.8	Stock of Acquisition.	10
2.9	Options and Warrants.	10
2.10	Merger without Stockholder Vote.	11
2.11	Proxy Statement and Stockholders’ Meeting	11
2.12	Payment for Shares.	13
ARTICLE 3 EFFECTIVE TIME OF MERGER		15
3.1	Date of the Merger.	15
3.2	Execution of Articles of Merger.	15
3.3	Effective Time of the Merger.	16
ARTICLE 4 REPRESENTATIONS AND WARRANTIES		16
4.1	Representations and Warranties of the Company.	16
4.2	No Implied Representations and Warranties by the Company.	23
4.3	Representations and Warranties of Parent and Acquisition.	23
4.4	No Implied Representations and Warranties by Parent or Acquisition.	26
4.5	Termination of Representations and Warranties.	26
4.6	No Liability of Company regarding Incorrect Representations and Warranties.	27
ARTICLE 5 SOLICITATIONS OF INTEREST FROM OTHER PERSONS		27
5.1	Transaction Solicitation Period.	27

5.2	No Solicitation of Offers; Notice of Proposals from Others.	28
5.3	Return of Materials Subject to Confidentiality Agreements.	29
ARTICLE 6 ACTIONS PRIOR TO THE MERGER		29
6.1	Company Activities Until Effective Time.	30
6.2	All Parties’ Activities Until Effective Time.	32
6.3	HSR Act Filings.	32
6.4	Communications to Company Employees.	33
6.5	No Action to Create Appraisal Rights.	33
6.6	FIDAC Assistance to Company.	33
6.7	Reasonable Best Efforts.	33
ARTICLE 7 CONDITIONS PRECEDENT TO MERGER		34
7.1	Conditions to the Company’s Obligations.	34
7.2	Conditions to Acquisition’s Obligations.	34
7.3	Frustration of Closing Conditions.	35
ARTICLE 8 TERMINATION		35
8.1	Right to Terminate.	35
8.2	Manner of Terminating Agreement.	39
8.3	Effect of Termination.	40
8.4	Termination Fees; Expenses.	40
ARTICLE 9 ABSENCE OF BROKERS		41
9.1	Representations and Warranties Regarding Brokers and Others.	41
ARTICLE 10 INDEMNIFICATION OF DIRECTORS AND OFFICERS		41
10.1	Indemnification for Prior Acts.	42
10.2	Benefit of Provisions.	42
ARTICLE 11 OBLIGATIONS OF PARENT TO FUND ACQUISITION		43
11.1	Funding of Acquisition.	43
ARTICLE 12 PERCENTAGE INCREASE OPTION		43
12.1	Option to Increase Percentage Ownership.	43
12.2	Increase in Authorized Common Stock.	46
ARTICLE 13 GENERAL		46
13.1	Expenses.	46
13.2	Access to Properties, Books and Records.	46
13.3	Press Releases.	47
13.4	Entire Agreement.	48
13.5	Benefit of Agreement.	48

13.6	Effect of Disclosures.	48
13.7	Captions.	48
13.8	Assignments.	48
13.9	Notices and Other Communications.	48
13.10	Governing Law.	50
13.11	Consent to Jurisdiction.	50
13.12	Remedies; Specific Performance.	50
13.13	Waiver of Jury Trial.	50
13.14	Amendments.	51
13.15	Counterparts.	51

Defined Terms

Acquisition	1
Acquisition Common Stock	10
Acquisition Proposal	27
Acquisition Transaction	27
Agreement	1
Articles of Merger	15
Board	1
Certificates	13
Code	14
Common Stock	1
Company	1
Company 10-K	20
Company Material Adverse Effect	18
Department	15
Effective Time	16
ERISA	22
Exchange Act	2, 12
Expiration Date	4
Expiration Time	4
FIDAC	1
FIDAC Management Agreement	22
GAAP	20
HSR Act	5
Indemnified Party	42
Independent Directors	8
Laws	21
Lazard	17
Merger	1
Merger Date	15
Merger Price	10
MGCL	9
Offer Documents	3
Offer TO	4
Option Exercise Note	44
Parent	1
Paying Agent	13
Percentage Increase Option	43
Potential Acquiror	27
Price Increase Notice	37
Proxy Statement	11
REIT	22
Schedule 14D-9	7
Schedule TO	3
SEC	2
September 30 10-Q	20
Special Committee	1
Stockholders Meeting	11
Superior Proposal	37
Superior Proposal Notice	37

v

Surviving Corporation	1
Surviving Corporation Common Stock	10
Tender Offer	1
Tender Offer Price	3
Tender Outside Date	39
Transaction Solicitation Period	27
Transactions	17
United States	18

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 30, 2013, among CreXus Investment Corp. (the “Company”), a Maryland corporation, Annaly Capital Management, Inc. ("Parent"), a Maryland corporation, and CXS Acquisition Corporation (“Acquisition”), a Maryland corporation.

WHEREAS, the Company is an externally advised, externally managed company whose external advisor and manager is Fixed Income Discount Advisory Company (“FIDAC”), a wholly-owned subsidiary of Parent;

WHEREAS, Parent proposes to cause Acquisition to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Tender Offer”) to purchase all of the outstanding common stock of the Company, par value $0.01 per share (“Common Stock”), which Parent does not own at a price per share equal to the Tender Offer Price (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Tender Offer, the parties intend that Acquisition will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”), and as a result of the Merger the remaining shares of Common Stock will be converted into the right to receive cash equal to the Tender Offer Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the "Board"), acting upon the unanimous recommendation of a special committee consisting entirely of members of the Board who are not employed by or otherwise affiliated with Parent or any of its subsidiaries (the “Special Committee””) has unanimously (with two directors not voting) (i) determined that this Agreement and the transactions contemplated by it are advisable and fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), (ii) approved this Agreement and the transactions contemplated by it, including the Tender Offer and the Merger (described in Article 2), and declared that both the Tender Offer and the Merger are advisable, (iii) directed that if approval of the Merger by the Company's stockholders is required by applicable law or by the rules of a stock exchange or securities quotation system on which the Common Stock is listed or quoted in order to carry out the Merger, the Merger be submitted for consideration at an annual or special meeting of the stockholders and (iv) determined to recommend that the Company’s stockholders (other than Parent and its subsidiaries) tender their shares in response to the Tender Offer, and, if approval of the Merger by the Company's stockholders is required by applicable law or by the rules of a stock exchange or securities quotation system on which the Common Stock is listed or quoted in order to carry out the Merger, to recommend that the Company’s stockholders vote any shares of Common Stock they own in favor of approving the Merger.

WHEREAS, the respective boards of directors of Parent and Acquisition have approved this Agreement and the transactions contemplated hereby, including the Tender Offer and the Merger, on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, the Special Committee has received the opinion of its financial advisor that the consideration to be received by the holders of Common Stock pursuant to the Tender Offer and the Merger is fair to such holders (other than Parent and its affiliates) from a financial point of view; and

WHEREAS, the Company, Parent and Acquisition are willing to make certain representations, warranties, covenants and agreements in connection with the Tender Offer and the Merger and also to prescribe certain conditions to the Tender Offer and the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
THE TENDER OFFER

1.1           Announcement of this Agreement and the Tender Offer.  Not later than the first business day after the date of this Agreement, Parent and the Company will each make a public announcement of this Agreement, the Tender Offer and the Merger.  Parent’s announcement shall be filed with the Securities and Exchange Commission (“SEC”) on such forms, in such manner and at such times as required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act).  If required so Parent’s announcement will not constitute commencement of a tender offer, such filings will be marked to show that they contain pre-commencement communications.

1.2           The Offer.  Provided that this Agreement shall not have been terminated pursuant to  Article 8 hereof and that no event shall have occurred and be continuing that, had the Tender Offer been commenced, would give rise to a right to terminate the Tender Offer pursuant to any of the conditions set forth in Exhibit 1.2-E, as promptly as reasonably practicable, and in any event within five business days, following expiration of the Transaction Solicitation Period, (or by such other date as the parties may mutually agree in writing), Acquisition shall, and Parent shall cause Acquisition to, commence the Tender Offer by offering to purchase any and all of the outstanding Common Stock which Parent does not own for an amount in cash equal to (i) $13.00, plus (ii) an amount equal to the most recently declared quarterly dividend per share multiplied by the quotient obtained by dividing (x) the number of days between the record date for the most recently declared quarterly dividend and the Expiration Date (including the Expiration Date), by (y) 91.25 ((i) and (ii) together, the “Tender Offer Price”).

(b)              On the date of the commencement of the Tender Offer, Acquisition will, and Parent will cause Acquisition to, if it has not already done so, file with the SEC a combined Schedule 13E-3/Tender Offer Statement on Schedule TO with respect to the Tender Offer (together with any amendments or supplements that have been made or are made in the future, the “Schedule TO”), including forms of an offer to purchase, a letter of transmittal and a summary advertisement (the Schedule TO and the documents included in it by which the Tender Offer will be made, as they may be supplemented or amended, being the “Offer Documents”).  Promptly after that, Acquisition will communicate the Tender Offer to the record holders and beneficial owners of the Common Stock.  Parent and Acquisition shall cause the Offer Documents to comply as to form in all material respects with the requirements of the Exchange Act, the applicable rules and regulations of the New York Stock Exchange and all other applicable Laws.  Each of Acquisition and the Company will promptly correct any information provided by it for use in the Offer Documents if and to the extent that information is or becomes incomplete or inaccurate in any material respect, and Acquisition will supplement or amend the Offer Documents to the extent required by the Exchange Act, file the amended or supplemented Offer Documents with the SEC and, if required, disseminate the amended Offer Documents or supplements to the Company’s stockholders.  The Special Committee and its counsel will be given a reasonable opportunity to review the Offer Documents and any amendments or supplements to them before they are filed with the SEC or disseminated to the Company's stockholders, and Parent and Acquisition shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Special Committee and its counsel. In addition, Parent and Acquisition agree to provide the Special Committee and its counsel with copies of any written comments, and to inform them about any oral comments, that Parent or Acquisition or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Special Committee and its counsel prior to responding to any such comments and to provide the Special Committee with copies of all such written responses (or if oral responses, summaries thereof).  Subject to the preceding sentence, Parent and Acquisition shall respond promptly to any comments received from the SEC or its staff with respect to the Offer Documents and take all other commercially reasonable actions necessary to resolve the issues raised therein.

(c)              Unless extended as required or permitted by this Agreement, the day on which the Tender Offer expires (the "Expiration Date”) will be no earlier than the 20th business day, nor later than the 75th day, after the day on which the Schedule TO (or amendment to it) that includes the Offer Documents (the “Offer TO”) is filed with the SEC, or, if the Tender Offer has been extended as required or permitted by this Agreement, the date to which the Tender Offer has been so extended. The time on the Expiration Date at which the Tender Offer will expire is referred to as the “Expiration Time.” Parent and Acquisition shall not terminate the Tender Offer prior to any scheduled Expiration Time (including any rescheduled Expiration Time) without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to Article 8.

(d)              If at the scheduled Expiration Time any of the conditions set forth on Exhibit 1.2-E shall not have been satisfied or waived by Parent or Acquisition (if permitted hereunder), then Acquisition shall (and Parent shall cause Acquisition to) extend the Tender Offer for one or more successive periods of up to 10 business days each in order to permit the satisfaction of such conditions; provided, that Parent and Acquisition will not be required to extend the Tender Offer for more than three successive periods of 10 business days each and no extension of the Tender Offer will be required to extend past the earlier of (A) the termination of this Agreement pursuant to Article 8 hereof, and (B) the Tender Outside Date.

(e)              Subject to the conditions to the Tender Offer set forth on Exhibit 1.2-E, Acquisition will, promptly after the Expiration Time (and in any event in compliance with Rule 14e-1(c) under the Exchange Act), accept for payment and pay for all the shares of Common Stock which are properly tendered at or before the Expiration Time and not withdrawn.    Acquisition will not modify the condition in paragraph (a) on Exhibit 1.2-E to reduce the minimum number of shares that must be properly tendered by the Expiration Time and not withdrawn or waive the condition in that paragraph.  In addition, Acquisition will not, without the prior consent of the Company, (i) decrease the Tender Offer Price, (ii) decrease the number of shares being solicited in the Tender Offer, (iii) change the form of consideration payable in the Tender Offer, (iv) modify or add to the conditions set forth on Exhibit 1.2-E or (v) extend the Expiration Date to a day which is more than 75 days after the day on which the Offer TO is filed with the SEC, except that (A) if the Tender Offer is subject to the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and those waiting periods have not expired or been terminated at least three business days before the Expiration Date, the Expiration Date may be extended until 10 business days after the day on which the waiting periods under the HSR Act expire or are terminated, (B) if the Tender Offer is modified to increase the Tender Offer Price or in any other manner permitted by this Agreement, the Expiration Date may be extended until 10 business days after the day on which Acquisition makes a public announcement of the modification, (C) if anyone other than Acquisition makes a tender offer for Common Stock before the Tender Offer expires, Acquisition may extend the Expiration Date until not later than 10 business days after the other tender offer expires, (D) if the Company delivers a Superior Proposal Notice, Parent may extend the Expiration Date until not later than 10 business days after the last day on which Parent is permitted under Section 8.1(f) to deliver a Price Increase Notice, or the last day of the two business day negotiation period under Section 8.1(g), and if Parent delivers a Price Increase Notice by the last day permitted under Section 8.1(f), or if a Superior Proposal Notice given under Section 8.1(g) is withdrawn without this Agreement terminating, Parent may extend the Expiration Date until not later than 10 business days (or such longer period as is required by applicable SEC rules or by law) after the day on which Parent delivers the Price Increase Notice or the Superior Proposal Notice under Section 8.1(g) is withdrawn (or until such later date as is agreed upon by the Company, with the approval of the Special Committee, and by Parent), and (F) if Acquisition is prevented by an order of a court or other governmental agency from accepting shares which are tendered in response to the Tender Offer, Acquisition may extend the Expiration Date until not later than 10 business days after Acquisition is able to accept shares without violating any order of any court or other governmental agency.  Acquisition may extend the Tender Offer for a subsequent offer period after the Expiration Date as permitted by Rule 14d-11 under the Exchange Act.

(f)              If at least two business days before the scheduled Expiration Date, the Company delivers a Superior Proposal Notice to Parent and Acquisition as described in clause (iii) of Section 8.1(f), the Expiration Date will automatically be extended to the fourth business day after the day on which the Company delivers the Superior Proposal Notice to Parent.

(g)              In the event that this Agreement is terminated pursuant to Article 8, Acquisition shall (and Parent shall cause Acquisition to) (i) within one business day after such termination, terminate the Tender Offer, (ii) not acquire any shares of Common Stock pursuant to the Tender Offer and (iii) cause any depository acting on behalf of Acquisition to return, in accordance with applicable Law, all tendered shares of Common Stock to the registered holders thereof.

(h)              In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Expiration Date as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, and not in violation of Article 6, the Tender Offer Price shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Tender Offer Price.

1.3           Company Action.

(a)              The Company approves of and consents to the Tender Offer and represents and warrants that the Special Committee and the Board each has unanimously adopted (with two directors not voting) resolutions in which it has (i) determined that this Agreement and the transactions contemplated by it are advisable and fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), (ii) approved this Agreement and the transactions contemplated by it, including the Tender Offer and the Merger (described in Article 2), and declared that both the Tender Offer and the Merger are advisable, (iii) directed that if approval of the Merger by the Company's stockholders is required by applicable law or by the rules of a stock exchange or securities quotation system on which the Common Stock is listed or quoted in order to carry out the Merger, the Merger be submitted for consideration at an annual or special meeting of the stockholders and (iv) determined to recommend that the Company’s stockholders (other than Parent and its subsidiaries) tender their shares in response to the Tender Offer, and, if approval of the Merger by the Company's stockholders is required by applicable law or by the rules of a stock exchange or securities quotation system on which the Common Stock is listed or quoted in order to carry out the Merger, to recommend that the Company’s stockholders vote any shares of Common Stock they still own in favor of approving the Merger.  However, notwithstanding anything contained in this paragraph (a) or elsewhere in this Agreement, if the Special Committee or the Board, after consultation with counsel to the Special Committee about the duties of the members of the Special Committee and of all the directors, determines in good faith to withdraw or modify the recommendation, because the failure to do so could reasonably be expected to be inconsistent with the duties of the members of the Special Committee or of the members of the entire Board of Directors under applicable law, that withdrawal or modification will not constitute a breach of this Agreement.

(b)              The Company will file with the SEC, promptly after Acquisition files the Offer TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements, the “Schedule 14D-9”) containing the recommendations described in subparagraph (a) and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act.  Parent and Acquisition shall promptly furnish to the Company in writing any information concerning Parent and Acquisition that may be required by applicable Laws for inclusion in the Schedule 14D-9. The Company and Acquisition each will correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that information is or becomes incomplete or inaccurate in any material respect and the Company will file any corrected Schedule 14D-9 with the SEC and disseminate the corrected Schedule 14D-9 to the Company’s stockholders to the extent required by the Exchange Act or the rules under it.

(c)              In connection with the Tender Offer, the Company will promptly furnish Acquisition with mailing labels, security position listings and any other available listing or computer files containing the names and addresses of the record holders or, to the extent known to the Company, beneficial owners of shares of Common Stock as of a recent date and the Company will furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its representatives may reasonably request in order to communicate the Tender Offer to the record holders and beneficial owners of the Common Stock.  Subject to the requirements of applicable law, Acquisition will hold in confidence the information contained in any such labels, listings or files, and will use that information only in connection with the Tender Offer and the Merger.  If this Agreement is terminated before Acquisition accepts tendered shares, Acquisition will return to the Company the originals and all copies of that information which are in Acquisition’s possession.

1.4           Independent Directors.

(a)           Parent and the Company will at all times do all things in their power so that at all times prior to the Effective Time, the Board and the Special Committee each shall be composed of not less than three (3) directors who are not officers, stockholders or affiliates of the Company or Parent (other than in their capacities as directors of the Company and members of the Special Committee) and who will be independent for purposes of Rule 10A-3 under the Exchange Act (“Independent Directors”); provided, that if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or the Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company or Parent as and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

(b)           From the time the Tender Offer is completed until the Effective Time, the approval or written consent of the Special Committee (or if the Special Committee is no longer active, a majority of the Independent Directors) shall be required for (i) any consent or action by the Company required or permitted under this Agreement, including any amendment or termination of this Agreement by the Company, (ii) any agreement by the Company to an extension of the time for performance of any obligation or action hereunder by Parent or Acquisition, (iii) any waiver by the Company of compliance with any covenant of Parent or Acquisition or any waiver by the Company of any other agreements or conditions contained herein for the benefit of the Company or (iv) any exercise of the Company’s rights or remedies under this Agreement.  Any action by the Company of the type described in any of clauses (i) through (iv) of the preceding sentence will be conclusively presumed to have been approved by the Special Committee if the Company delivers to Parent or Acquisition a document signed by a member of the Special Committee that includes a statement that the action was approved by the Special Committee.

ARTICLE 2
THE MERGER

2.1           Agreement to Effect Merger.  If (i) at least 51% of the outstanding shares of Common Stock which, immediately before the Expiration Time, are not owned by Parent, any of its subsidiaries (other than the Company), or any officers or directors of Parent, FIDAC or the Company are validly tendered in response to the Tender Offer and not withdrawn, (ii) Acquisition purchases the shares of Common Stock that are validly tendered in response to the Tender Offer and not withdrawn, and (iii) the conditions to the Merger set forth in Section 7.2 are satisfied or waived, Acquisition, Parent and the Company each will take all steps in its power (including fulfilling its obligations under Section 2.10 or 2.11) to cause Acquisition to be merged into the Company on the terms and with the effects set forth in Sections 2.2 through 2.9.

2.2           The Merger.  In the Merger, Acquisition will be merged into the Company, and the Company will be the surviving corporation of the Merger.  Except as specifically provided in this Agreement, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue unaffected and unimpaired by the Merger, (ii) the separate existence of Acquisition will terminate, and Acquisition’s real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the Surviving Corporation, and (iii) the Merger will have the other effects specified in Section 3-114 of the Maryland General Corporation Law (the “MGCL”).

2.3           Charter.  The Charter of the Surviving Corporation will be amended by the Merger so that from the Effective Time (described in Paragraph 3.3) until subsequently amended, the Charter of the Surviving Corporation will be the same as the Charter of Acquisition immediately before the Effective Time, except that it will provide that (i) the name of the Surviving Corporation will be "CreXus Investment Corp.," and (ii) the number of shares which the Surviving Corporation will be authorized to issue will be 1,000 shares of common stock, par value $0.01 per share.

2.4           Bylaws.  At the Effective Time, the Bylaws of the Surviving Corporation will be amended so that the Bylaws of Acquisition immediately before the Effective Time will be the Bylaws of the Surviving Corporation, until they are altered, amended or repealed.

2.5           Directors.  The persons listed on Schedule 2.5 will be the directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the Bylaws of the Surviving Corporation.

2.6           Officers.  The officers of the Company immediately before the Effective Time  will be the officers of the Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors of the Surviving Corporation and in accordance with the Bylaws of the Surviving Corporation.

2.7           Stock of the Company.

(a)              Except as provided in Section 2.7(b) or 2.11, at the Effective Time each share of Common Stock which is outstanding immediately before the Effective Time will be converted into and become the right to receive a sum in cash equal to the Tender Offer Price (the “Merger Price”).

(b)              Each share of Common Stock held by Parent or Acquisition, or by any direct or indirect wholly owned subsidiary of either of them, immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

2.8           Stock of Acquisition.  At the Effective Time, each share of common stock of Acquisition (“Acquisition Common Stock”) which is outstanding immediately before the Effective Time will remain outstanding and will constitute one share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”).  At the Effective Time, a certificate which represented shares of Acquisition common stock will be a certificate representing the same number of shares of the Surviving Corporation.

2.9           Options and Warrants.  At the Effective Time, each option or warrant issued by the Company which is outstanding at that time, whether or not at the Effective Time it is currently exercisable or subject to possible forfeiture in the future, will become the right to receive a sum in cash equal to (a) the amount, if any, by which the Merger Price exceeds the per share exercise price of the option or warrant, times (b) the number of shares of Common Stock issuable upon exercise of the option or warrant (to the extent it has not already been exercised) in full.  In order to receive the amount to which a holder of an option or warrant is entitled under this Section, the holder must deliver to the Company (i) any certificate or option agreement relating to the option or warrant and (ii) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the option or warrant.  The payment with regard to an option or warrant will not be forfeitable even if immediately prior the Effective Time the option or warrant was subject to possible forfeiture in the future.

2.10           Merger without Stockholder Vote.  If, after Acquisition purchases the shares of Common Stock that are validly tendered in response to the Tender Offer, or after Parent exercises the Percentage Increase Option provided for in Article 12 (if Parent elects to do that), Acquisition and Parent together own at least 90% of the outstanding shares of Common Stock, Parent will transfer to Acquisition all the shares of Common Stock that Parent owns and Acquisition and the Company will cause the Merger to be effected as promptly as practicable without a vote of the holders of the Common Stock in accordance with Section 3-106 of the MGCL.

2.11           Proxy Statement and Stockholders’ Meeting

(a)              If the conditions described in Paragraph 2.1 are satisfied and approval of the Merger by the Company’s stockholders is required by applicable law or by the rules of a stock exchange or securities quotation system on which the Common Stock is listed or quoted, the Company will cause a meeting of its stockholders to be held as promptly as practicable after the Expiration Date or the end of any subsequent offering period and at that meeting submit for a vote of the stockholders a proposal to approve the Merger.  Unless the Merger can be completed under Section 3-106 of the MGCL without a vote of the stockholders of the Company, the Company will as promptly as practicable (i) prepare a proxy statement or information statement (the “Proxy Statement”) relating to the meeting of the Company’s stockholders at which they will be asked to vote upon a proposal to approve the Merger (the “Stockholders Meeting”), (ii) unless the Special Committee or the Board, prior to the Stockholders Meeting, modifies its recommendation under the circumstances described in Section 1.3 that the Company’s stockholders vote to approve the Merger, describe that recommendation in the Proxy Statement, (iii) unless the Proxy Statement must be filed with the SEC, cause the Proxy Statement to be mailed to the Company’s stockholders not later than 30 days after the Expiration Date or the end of any subsequent offer period (or, if Parent requests in accordance with Section 2.11(c) that the Company not distribute the Proxy Statement until after the registration of the Common Stock under Section 12 of the Exchange Act has been terminated, not later than 10 days after that registration is terminated), and (iv) cause the Stockholders meeting to be held not later than the 20th day after the day on which the Proxy Statement is mailed or distributed by notice and access.  If the Proxy Statement must be filed with the SEC, the Company will (w) file the Proxy Statement with the SEC as promptly as practicable, and in any event not later than 30 days after the Expiration Date or the end of any subsequent offering period, (x) use its best efforts to cause review of the Proxy Statement by the SEC staff to be completed as promptly as practicable, (y) as promptly as practicable, and in any event within 5 days after the Company is informed that the SEC staff has no further comments about the Proxy Statement, cause the Proxy Statement or a notice of internet access to the Proxy Statement to be mailed to the Company’s stockholders and (z) cause the Stockholders meeting to be held not later than the 20th day after the day on which the Proxy Statement is mailed or distributed by notice and access.

(b)              If the Stockholders Meeting is held, at the Stockholders Meeting, Parent and Acquisition each will vote, and each of them will cause each of its subsidiaries to vote, all the shares of Common Stock owned by it in favor of approving the Merger.

(c)              If at least 51% of the outstanding shares of Common Stock which, immediately before the Expiration Time, are not owned by Parent, any of its subsidiaries, or any officers or directors of Parent, FIDAC or the Company are validly tendered in response to the Tender Offer and not withdrawn and Acquisition purchases the shares of Common Stock that are properly tendered in response to the Merger and not withdrawn, and after Acquisition purchases those shares, the Company is eligible to terminate the registration of its Common Stock under Section 12 of the Exchange Act (if it were no longer listed on a national securities exchange) and Parent asks the Company to terminate that registration, the Company will take all commercially reasonable steps (as promptly as practicable), including terminating the listing of the Common Stock on the New York Stock Exchange and filing a Form 15 (or other applicable form) with the SEC, to cause the registration of the Common Stock under Section 12 of the Exchange Act to be terminated as promptly as practicable.   If Parent asks the Company not to distribute the Proxy Statement until after the registration of the Common Stock under Section 12 of the Exchange Act has been terminated, the Company will comply with that request.

(d)              Acquisition will supply to the Company all information in Acquisition's possession, including any financial statements of Parent or Acquisition, which the Company is required to include in the Proxy Statement and in all other respects cooperate with the Company in its efforts to file the Proxy Statement with the SEC and cause review of the Proxy Statement to be completed as promptly as practicable after the Proxy Statement is filed with the SEC.

(e)              If the conditions described in clauses (i) and (ii) of Section 2.1 are satisfied, the Company will, in accordance with Section 3-105(d) of the MGCL, (unless Parent agrees to the Company’s not doing so) hold the Stockholders Meeting, and submit to the holders of the Common Stock a proposal to approve the Merger, when and as required by Section 2.11(a), even if the Special Committee or the Board determines after having declared the advisability of the transactions contemplated by this Agreement, that the Merger is no longer advisable and either makes no recommendation to the Company’s stockholders or recommends that the Company’s stockholders reject the Merger.

2.12           Payment for Shares.

(a)              Prior to the Effective Time, Acquisition will designate, with the Company’s prior consent (not to be unreasonably withheld), a bank or trust company to act as Paying Agent in connection with the Merger (the “Paying Agent”).  At, or immediately before, the Effective Time, Acquisition will, and Parent shall cause Acquisition to, provide the Paying Agent with the funds necessary to make the payments contemplated by Sections 2.7 and 2.9.  Until used for that purpose, the funds will be invested by the Paying Agent, as directed by the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $10 billion (based on the most recent financial statements of the banks which are then publicly available).

(b)              Promptly (and in any event within five business days) after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person who was a record holder of Common Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of stock certificates representing Common Stock (“Certificates”) in order to receive payment of the Merger Price.  When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay to the holder of the shares represented by the Certificate, or as otherwise directed in the letter of transmittal, the Merger Price with regard to those shares, and the Certificate will be cancelled.  Book entry transfer of shares to the Paying Agent will have the same effect as delivery of a Certificate with respect to those shares.  No interest will be paid or accrued on the cash payable upon the surrender of Certificates.  If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid.  After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Price, without any interest.

(c)              The Paying Agent may withhold from the sum payable to any person as a result of the Merger, and pay to the appropriate taxing authorities, any amounts which the Paying Agent or the Surviving Corporation is required, or reasonably believes it is required, to withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any state, local or foreign tax law.  Any sum which is withheld and paid to a taxing authority as permitted by this paragraph will be deemed to have been paid to the person with regard to whom it is withheld.  The parties agree to provide and to make customary requests for information and documentation allowing for the avoidance of withholding.

(d)              If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will accept an affidavit and indemnification reasonably satisfactory to it instead of the Certificate.

(e)              At any time which is more than six months after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and have not been disbursed to former holders of shares of Common Stock (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, former stockholders of the Company must look to the Surviving Corporation for payment of the Merger Price upon surrender of the Certificates held by them.  Neither the Surviving Corporation nor the Paying Agent will be liable to any former stockholder of the Company for any Merger consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

(f)              After the Effective Time, the Surviving Corporation will not record any transfers of shares of Common Stock on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed.  If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger Price (which will be paid upon receipt of a properly completed Letter of Transmittal and any other required documents).

(g)              In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding prior to the Effective Time, as applicable, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, and not in violation of Article 6, the Merger Price shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Merger Price.

ARTICLE 3
EFFECTIVE TIME OF MERGER

3.1           Date of the Merger.  The day on which the Merger is to take place (the “Merger Date”) will be the later of (a) the business day after the day on which the Merger is approved by the holders of a majority of the outstanding shares of Common Stock or, if approval of the Merger by the Company’s stockholders is not required by applicable law or by the rules of a securities exchange or securities quotation system on which the Common Stock is listed or quoted, a day designated by Acquisition which will be not later than 10 days after the Expiration Date (or, if applicable, after the end of any subsequent offering period), or (b) the business day after the earliest day on which all the conditions in Sections 7.1 and 7.2 have been fulfilled or waived.  The Merger Date may be changed with the consent of the Company and Acquisition.

3.2           Execution of Articles of Merger.  Not later than 3:00 P.M. New York City time on the day before the Merger Date, Acquisition and the Company will each execute articles of merger (the “Articles of Merger”)  and deliver the Articles of Merger to K&L Gates LLP for filing with the Maryland State Department of Assessments and Taxation (the “Department”).  If all the conditions in Article 7 are fulfilled or waived, Acquisition will cause the Articles of Merger to be filed with the Department on the Merger Date or as soon after that date as is practicable.

3.3           Effective Time of the Merger.  The Merger will become effective at 11:59 P.M. on the day on which the Articles of Merger are accepted for record by the Department (that being the “Effective Time”).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the Company.  Except (i) as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC after January 1, 2010 and publicly available prior to the date of this Agreement, or (ii) as disclosed in the corresponding section of the disclosure schedules attached to this Agreement, (it being agreed that disclosure of any item in any section of the disclosure schedules shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Acquisition as follows:

(a)              The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b)              The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement.  All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than approval of the Merger by the stockholders of the Company, if required (which affects the ability of the Company to carry out the Merger, but no other provisions of this Agreement), have been taken.  This Agreement has been duly executed by the Company and, assuming this Agreement has been duly executed by Parent and Acquisition, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity).

(c)              The Special Committee has (i) received and considered in connection with its decision to make the recommendation to the Board described in the next sentence, an opinion of Lazard Frères & Co. LLC (“Lazard”), as financial adviser to the Special Committee, that the Tender Offer and the Merger (together, the “Transactions”) on the terms set forth in this Agreement will be fair from a financial point of view to the Company’s stockholders (other than Parent and its affiliates) and (ii) unanimously recommended that the Board approve this Agreement and the transactions contemplated by it, including the Tender Offer and the Merger, and that the Board recommend that stockholders of the Company (other than Parent and its affiliates) accept the Tender Offer and, to the extent required by applicable law, approve the Merger and this Agreement.  The Board, acting upon the unanimous recommendation of the Special Committee, has unanimously (with two directors not voting) (i) determined that this Agreement and the transactions contemplated by it are advisable and fair to and in the best interests of the Company and its stockholders (other than Parent and its affiliates), (ii) approved this Agreement and the transactions contemplated by it, including the Tender Offer and the Merger (described in Article 2), and declared that both the Tender Offer and the Merger are advisable, (iii) directed that if approval of the Merger by the Company's stockholders is required by applicable law or by the rules of a stock exchange or securities quotation system on which the Common Stock is listed or quoted in order to carry out the Merger, the Merger be submitted for consideration at an annual or special meeting of the stockholders and (iv) determined to recommend that the Company’s stockholders (other than Parent and its subsidiaries) tender their shares in response to the Tender Offer, and, if approval of the Merger by the Company's stockholders is required by applicable law or by the rules of a stock exchange or securities quotation system on which the Common Stock is listed or quoted in order to carry out the Merger, to recommend that the Company’s stockholders vote any shares of Common Stock they own in favor of approving the Merger.

(d)              Neither the Tender Offer nor the Merger is subject to the provisions of the Maryland Business Combination Act (Sections 3-601 through Section 3-605 of the MGCL), and stockholders of the Company are not subject to the Maryland Control Share Acquisition Act (Sections 3-701 through 3-710 of the MGCL) and none of the Transactions will be affected in any way by either of those Acts.  The Company has no Rights Agreement or other plan or agreement that would dilute or otherwise diminish the percentage ownership of the Company or voting power of the shares of Common Stock that Parent owns on the date of this Agreement, that Parent acquires between the date of this Agreement and the day on which Parent or Acquisition makes a public announcement of the Tender Offer, or that Acquisition acquires through the Tender Offer or the ownership by Parent (or any other persons who are shareholders of Acquisition immediately before the Effective Time) of 100% of the shares of the Surviving Corporation after the Effective Time.  The Board, acting in accordance with a recommendation of the Special Committee and by a vote that included the affirmative vote of a majority of the Independent Directors, has adopted resolutions exempting the Transactions, and the ownership of capital stock of the Company by Acquisition and Parent as a result of the Tender Offer, or as a result of the Tender Offer and the Merger, from the limitations on ownership of capital stock of the Company in Section 7.2.1 of the Company’s Charter, and the ownership of Common Stock by Acquisition and Parent as a result of the Tender Offer, or as a result of the Tender Offer and the Merger, is not subject to the limitations on stock ownership in Section 7.2.1 of the Company’s Charter or to any other provision of Section 7.2 of that Charter.

(e)              If the consents described on Schedule 4.1-E are obtained, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Charter or Bylaws of the Company, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory or adjudicatory body having jurisdiction over the Company or any of its subsidiaries, except violations, breaches or defaults that in aggregate would not reasonably be expected to have a Company Material Adverse Effect.  As used in this Agreement, the term “Company Material Adverse Effect” means a material adverse effect upon (i) the consolidated financial condition of the Company and its subsidiaries, taken as a whole (ii) the consolidated results of operations of the Company and its subsidiaries, taken as a whole, during a fiscal year compared with what those consolidated results of operations would have been during that fiscal year but for a particular event or events, or a particular condition or conditions, or (iii) the business of the Company and its subsidiaries, taken as a whole; provided, that, in each case, developments, changes, events, conditions, occurrences or effects shall not be taken into account when determining whether a Company Material Adverse Effect has occurred to the extent arising out of or resulting from (A) changes in the economy of the United States of America (the “United States”) in general, (B) changes in the availability or cost of borrowings or other costs of financing in the United States generally, (C) changes in generally prevailing interest rates in the United States, (D) changes in the industry or industries in which the Company or its subsidiaries conduct their businesses, (E) changes in applicable Law, (F) changes in global or national political conditions (including the outbreak of war or acts of terrorism), (G) consummation or public disclosure of this Agreement or the Transactions contemplated by it or the pendency of such Transactions, (H) any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (I) the performance by the Company or any of its subsidiaries of its obligations under this Agreement or actions otherwise taken by the Company with Parent’s consent or any failure by the Company to take any action as a result of the restrictions in Article 6 of this Agreement, or (J) any decline in the market price, or change in trading volume, of the Common Stock or any failure of the Company to meet internal projections or forecasts, or projections or forecasts of any other person, of revenues, earnings or cash flow for any period ending on or after the date of this Agreement, except to the extent that the effect of a change described in one or more of clauses (A) through (E) materially disproportionately adversely affects the Company and its subsidiaries, taken as a whole, as compared to other companies engaged in similar businesses.

(f)              Except for (i) the filing with the SEC of the Schedule 14D-9 and, if necessary, the Proxy Statement and any other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the New York Stock Exchange, (ii) the filing of the Articles of Merger with the Department pursuant to the MGCL, (iii) compliance with state securities, takeover and “blue sky” Laws and the filing of documents with various state securities authorities that may be required in connection with the Transactions contemplated hereby, and (iv) filings and notices required as a result of facts and circumstances attributable solely to Parent or Acquisition, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, are required to permit the Company to fulfill all its obligations under this Agreement.

(g)              The only authorized stock of the Company is 1,000,000,000 shares of Common Stock and 100,000,000 million shares of preferred stock, par value $.01 per share.  At the date of this Agreement, the only outstanding stock of the Company is not more than 77,000,000 shares of Common Stock and there are no outstanding shares of preferred stock.  All the outstanding shares of Common Stock have been duly authorized and issued and are fully paid and non-assessable.  Except as shown on Schedule 4.1-G, the Company has not issued any options, warrants or convertible or exchangeable securities which are outstanding, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock at any time or would require the Surviving Corporation to issue or sell any of its stock at any time after the Effective Time.

(h)              Neither the Company nor any of its subsidiaries is a party to any agreements regarding the voting of shares of Common Stock or committing the Company to register shares of Common Stock under the Securities Act  of 1933, as amended.  No holder of Common Stock or other securities of the Company is entitled under the Company’s Charter or under any agreement to which the Company or any of its subsidiaries is a party, to preemptive rights with regard to Common Stock or any other securities issued by the Company or by the Surviving Corporation.  No holders of Common Stock have the right to demand as a result of the Merger or otherwise the fair value of their shares in accordance with Subtitle 2 of Title 3 of the MGCL.

(i)               Since January 1, 2010, the Company has filed with the SEC in a timely manner all forms, statements, reports and documents it has been required to file under the Securities Act of 1933, as amended, the Exchange Act or the rules under either of them.

(j)               The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Company 10-K”) and its Report on Form 10-Q for the period ended September 30, 2012 (the “September 30 10-Q”) which were filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading.  Without limiting what is said in the preceding sentence, the financial statements included in the Company 10-K all were prepared, and the financial information included in the September 30 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except that interim financial information included in the September 30 10-Q does not contain all the notes required with regard to financial statements prepared in accordance with GAAP and is subject to normal year-end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate.

(k)              Except as shown on Schedule 4.1-K, or except as would not in aggregate constitute a Company Material Adverse Change, neither the Company nor any of its subsidiaries has any liabilities, contingent or otherwise, that would be required to be reflected on, or disclosed in notes to, consolidated financial statements of the Company and its subsidiaries prepared in accordance with GAAP, other than (i) liabilities reflected on the balance sheet included in the September 30 10-Q, (ii) liabilities disclosed in the notes to the financial statements in the Company 10-K or to the financial information in the September 30 10-Q, (iii) contingent obligations disclosed in the management’s discussion and analysis of financial condition and results of operations included in the Company 10-K or the September 30 10-Q, (iv) liabilities or obligations incurred in connection with the Transactions contemplated by this Agreement, or (v) trade payables and other current liabilities arising in the ordinary course out of the conduct by the Company and its subsidiaries of their respective businesses since September 30, 2012.

(l)               Since January 1, 2012, (i) the Company and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were being conducted at January 1, 2012, and (ii) nothing has occurred that has had or is likely to have a Company Material Adverse Effect .

(m)              The Company and each of its subsidiaries has at all times complied, and currently is complying, with all applicable United States national, state and local, and all applicable foreign, laws and regulations (collectively, “Laws”), except failures to comply that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(n)               The Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(o)              Except as shown on Schedule 4.1-O, at the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any suit or governmental proceeding which seeks to prevent the Company from completing the transactions that are the subject of this Agreement, nor, to the best of the knowledge of any member of the Special Committee, has any such legal proceeding or any such suit or governmental proceeding been threatened in writing.

(p)             The Company has elected to be taxed as a real estate investment trust (a “REIT”) described in Section 856 of the Code, and commencing with its taxable year ended December 31, 2009, the Company (i) has at all times through December 31, 2012 satisfied all requirements to qualify as a REIT under Section 856 of the Code, (ii) has operated since December 31, 2012 in a manner that would allow it to continue to qualify as a REIT under Section 856 of the Code, and (iii) has not received a written notification from the Internal Revenue Service or any other taxing authority indicating that that taxing authority is considering asserting a claim that the Company does not qualify as a REIT.  Without limiting what is said in the preceding sentence, neither the Company nor any subsidiary holds any asset the disposition of which would be subject to the built in gains rules of Treasury Reg. Section 1.337(d)-7.

(q)             Since January 1. 2010, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its subsidiaries has filed when due (taking account of extensions) all tax returns which it has been required to file and has paid all taxes shown on those returns to be due.

(r)              The Company has no employees.  Its activities are managed by FIDAC under a management agreement between FIDAC and the Company dated as of August 31, 2009 and amended as of September 16, 2009 (the “FIDAC Management Agreement”).  The Company is not a party to, and has no obligations under or with regard to, any employee benefit plans, whether or not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).

(s)              Neither the Company nor any of its subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended, or to be registered under the Investment Advisers Act of 1940, as amended.

(t)              Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9 or the Schedule TO (or amendment to it) that includes the Offer Documents is filed with the SEC or the time when the Schedule 14D-9 or the Offer Documents are first sent to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated or included in it or necessary in order to make the statements made or included in it, in light of the circumstances under which they are made, not misleading.  On the day the Proxy Statement is mailed to the Company's stockholders, if required, and on the day of the Stockholders Meeting, if held, the Proxy Statement will not contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated in it or necessary in order to make the statements in it, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting.  However, the Company does not make any representations or warranties (i) with respect to information supplied by Parent or Acquisition or any of their affiliates or representatives for inclusion in the Schedule 14D-9 or the Proxy Statement, or (ii) with respect to the Offer Documents, except to the extent of information supplied by the Company for inclusion in the Offer Documents.  The Schedule 14D-9 and the Proxy Statement each will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

4.2           No Implied Representations and Warranties by the Company.  Except for the representations and warranties contained in Section 4.1, each of Parent and Acquisition acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or with respect to any other information provided or made available to either Parent or Acquisition in connection with the Tender Offer, the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Acquisition or any other person resulting from the distribution to, or use by, Parent, Acquisition or any other person of any such information, including any documents, projections, forecasts or other material made available to Parent, Acquisition or any other person in “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 4.1 or elsewhere in this Agreement.

4.3           Representations and Warranties of Parent and Acquisition.  Parent and Acquisition each represents and warrants to the Company as follows:

(a)              Parent and Acquisition each is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b)              Parent and Acquisition each has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement.  All corporate actions necessary to authorize each of Parent and Acquisition to enter into this Agreement and carry out the transactions contemplated by it have been taken.  This Agreement has been duly executed by each of Parent and Acquisition and (assuming the due authorization, execution and delivery by the Company) is a valid and binding agreement of each of Parent and Acquisition, enforceable against each of them in accordance with its terms (except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity).

(c)              Neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Charter or Bylaws of either Parent or Acquisition, any agreement or instrument to which either Parent or Acquisition or any subsidiary of either of them is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Parent, Acquisition or any of their respective subsidiaries, except violations or breaches of, or defaults under, agreements or instruments which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Acquisition to consummate the Tender Offer, the Merger and the other transactions contemplated by this Agreement.

(d)              Except for (i) the filing with the SEC of amendments to Parent’s Schedule 13D relating to the Company, the Schedule TO, reports on Form 8-K and any related or other filings required under, and compliance with, the applicable requirements of, the Exchange Act, (ii) the filing of Articles of Merger with the Department pursuant to the MGCL and other filings and notices to be made by Company as provided hereunder, (iii) compliance with state securities and takeover laws and the filing of documents with various state securities authorities that may be required in connection with the Transactions contemplated hereby, and (iv) filings and notices required as a result of facts and circumstances attributable solely to the Company, no governmental filings, authorizations, approvals or consents, or other governmental action, other than the termination or expiration of waiting periods under the HSR Act, if any, are required to permit Parent and Acquisition to fulfill all their obligations under this Agreement.

(e)              Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Acquisition has not, and on the Effective Date will not have, engaged in any activities or incurred, directly or indirectly, any obligations or liabilities, except the activities relating to or contemplated by this Agreement and obligations or liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

(f)              Neither any of the Offer Documents nor any information supplied by Parent or Acquisition for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO (or amendment to it) that contains the Offer Documents or the Schedule 14D-9 is filed with the SEC or the Offer Documents or the Schedule 14D-9 are first sent to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated or included in it or necessary in order to make the statements made or included in it, in light of the circumstances under which they are made, not misleading.  On the day the Proxy Statement is mailed to the Company's stockholders and on the day of the Stockholders Meeting, none of the information supplied by Parent or Acquisition for inclusion in the Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated as part of that information or necessary in order to make the information supplied by Acquisition, in light of the circumstances under which it is supplied, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting. However, Acquisition does not make any representations or warranties with respect to information supplied by the Company or any of its affiliates or representatives for inclusion in the Offer Documents, or with respect to the Schedule 14D-9 or the Proxy Statement (except to the extent of information supplied by Parent or Acquisition for inclusion in the Schedule 14D-9 or the Proxy Statement).  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

(g)              Acquisition is wholly owned by Parent.  Parent has sufficient funds to enable Parent to fulfill its obligations under Section 11.1, and therefore to enable Acquisition to purchase and pay for in a timely manner all the Common Stock which is tendered in response to the Tender Offer and enable Acquisition to fulfill in a timely manner all its obligations with regard to the Merger, including the payment of any debt required to be repaid, redeemed or retired as a result of the Transaction, any and all fees and expenses required to be paid by Parent, Acquisition and the Surviving Corporation in connection with Transactions and all its other obligations under this Agreement.

(h)               Except as shown on Schedule 4.3-H, neither Acquisition nor Parent is the subject of any suit or governmental proceeding which seeks to prevent Acquisition from completing the transactions which are the subject of this Agreement, nor, to the best of the knowledge of any officer of Parent has any such suit or proceeding been threatened.

(i)               Except as reported on Schedule 13D, filed by Parent with the SEC, as amended, none of Parent, Acquisition or any of their affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the earlier of the Effective Time or the termination of this Agreement (other than as a result of the Transactions contemplated hereby), beneficially own any shares of Common Stock.

(j)           Parent has elected to be taxed as a REIT and is operating in a manner that will enable it to qualify as a REIT during 2013.

4.4           No Implied Representations and Warranties by Parent or Acquisition.  Except for the representations and warranties contained in Section 4.3, the Company acknowledges that neither Parent nor Acquisition, nor any person on behalf of Parent or Acquisition, makes any other express or implied representation or warranty with respect to Parent or Acquisition, or any of their respective subsidiaries, or with respect to any other information provided or made available to the Company in connection with the Tender Offer, the Merger or the other transactions contemplated by this Agreement.

4.5           Termination of Representations and Warranties.  The representations and warranties in Sections 4.1, 4.3 and 9.1 will terminate at such, if any, time as Acquisition purchases through the Tender Offer any of the Common Stock that is tendered in response to the Tender Offer.  No party will have any rights or claims as a result of any representations and warranties after they terminate.

4.6           No Liability of Company regarding Incorrect Representations and Warranties.  Even if representations and warranties of the Company in Section 4.1 are not correct and complete in all material respects, neither Acquisition nor Parent will be entitled to any damages from the Company because the representations and warranties are not correct and complete in all material respects.  The sole remedy of Acquisition and Parent because one or more representations and warranties are not correct and complete in all material respects will be for Parent to terminate this Agreement as provided in Section 8.1.

ARTICLE 5
SOLICITATIONS OF INTEREST FROM OTHER PERSONS

5.1           Transaction Solicitation Period.

(a)              During the period beginning on the date of this Agreement and ending on (and including) the day that is 45 days after the date of this Agreement (the “Transaction Solicitation Period”), the Special Committee may, directly or with the assistance of investment bankers, attorneys, accountants and other advisors, actively seek proposals or offers with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or a purchase of or tender offer for 51% or more of the Company's equity securities or 51% or more of the assets of the Company and its subsidiaries on a consolidated basis (each of those transactions being an “Acquisition Transaction”, a proposal or offer to enter into an Acquisition Transaction being an "Acquisition Proposal") and a person who makes an Acquisition Proposal being a “Potential Acquiror” and in connection with that effort, the Company may authorize its or any of its subsidiaries' officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by the Special Committee, by the Company or by any of the Company’s subsidiaries) directly or indirectly to initiate, solicit, encourage, enter into, continue or otherwise participate in any discussions or negotiations or otherwise facilitate efforts by prospective acquirers to decide whether to make Acquisition Proposals.  Parent agrees that, during the period from the date hereof to and including the tenth business day after the end of the Transaction Solicitation Period, neither it nor any affiliate of Parent shall, and that it shall use its reasonable best efforts to cause it and their respective representatives and agents not to, knowingly interfere with or knowingly participate in discussions with (other than at the request of the Special Committee), any person that an officer of Parent knows has made, or is considering or participating in discussions or negotiations with the Company or its representatives regarding, an Acquisition Proposal, provided that nothing in this Section 5.1(a) will prevent Acquisition from commencing the Tender Offer when and as contemplated by Article 1.

(b)              In connection with efforts during the Transaction Solicitation Period of the type described in Section 5.1(a), the Company may provide non-public information about the Company and its subsidiaries to prospective acquirers, but the Company will not provide non-public information to a prospective acquirer unless the prospective acquirer enters into a confidentiality agreement with the Company that has substantially the same terms as those contained in Section 13.2(b) of this Agreement.  If the Company provides to any prospective acquirer non-public information that the Company has not provided or made available to Parent, the Company will promptly provide that non-public information to Parent.

5.2           No Solicitation of Offers; Notice of Proposals from Others.

(a)              From the end of the Transaction Solicitation Period until such, if any, time as this Agreement terminates without Acquisition’s purchasing the Common Stock that is properly tendered in response to the Tender Offer and not withdrawn, except as provided in Section 5.2(b), the Company will (i) terminate all ongoing discussions regarding Acquisition Proposals or otherwise regarding possible Acquisition Transactions, (ii) not authorize or permit its or any of its subsidiaries' officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) or any other person directly or indirectly to initiate, solicit, knowingly encourage or otherwise knowingly facilitate (by making available non-public information or otherwise) any Acquisition Proposal or any inquiry or the making of any proposal or offer with respect to a possible Acquisition Transaction, and (iii) not enter into any agreement with anyone other than Parent or Acquisition regarding an Acquisition Transaction (other than a confidentiality agreement permitted by Section 5.2(b) or any other transaction that would make it impossible or impracticable for Acquisition and the Company to complete the Transactions.

(b)              Paragraph (a) will not prevent the Company from, after the end of the Transaction Solicitation Period, providing non-public information about the Company and its subsidiaries (subject to a confidentiality agreement that has substantially the same terms as those contained in Section 13.2(b) of this Agreement) to, and engaging in discussions and negotiations regarding a possible Acquisition Transaction with, a prospective acquirer in response to an Acquisition Proposal which the Company received during the Transaction Solicitation Period, or which the Company receives after the end of the Transaction Solicitation Period that did not result in whole or in part from a breach of Section 5.2(a), and which the Special Committee determines in good faith after consultation with its independent financial advisor, would result (if consummated in accordance with its terms) in, or is reasonably likely to result in, a transaction which would be more favorable to the Company's stockholders than the Tender Offer and the Merger, taking into account all financial, legal, financing, regulatory and other aspects of such Acquisition Proposal (including the consideration per share that would be received by the Company’s stockholders).

(c)              If at any time after the Transaction Solicitation Period, the Special Committee or the Company, directly or through its advisers, receives an Acquisition Proposal or a request for non-public information or an indication that a prospective acquirer intends to make an Acquisition Proposal, as promptly as practicable, and in any event within one business day, after the Special Committee receives the Acquisition Proposal or request for non-public information, the Company will inform Parent about the Acquisition Proposal or request  including the identity of the person who made or intends to make an Acquisition Proposal and a reasonably detailed description of the material proposed terms of the Acquisition Proposal (including the proposed purchase consideration), and the Company will promptly, from time to time, provide Parent with any additional material information the Special Committee or the Company obtains regarding the Acquisition Proposal.

5.3           Return of Materials Subject to Confidentiality Agreements.  As promptly as practicable after the end of the Transaction Solicitation Period, the Company will, or will instruct FIDAC to, request that anybody that holds materials provided during the one-year prior to the date of this Agreement under a confidentiality agreement entered into in connection with a possible acquisition of the Company or a significant portion of its assets (other than through sales in the ordinary course of business), and anybody to which the Company provided materials containing non-public information during the Transaction Solicitation Period that does not make a written Acquisition Proposal during the Transaction Solicitation Period, promptly return those materials to the Company, and the Company will, and will instruct FIDAC to, endeavor in good faith to obtain compliance with that request.

ARTICLE 6
ACTIONS PRIOR TO THE MERGER

6.1           Company Activities Until Effective Time.  From the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article 8, the Company and each of its subsidiaries will, and the Company will instruct FIDAC to manage the Company so that the Company and each of its subsidiaries will, except with the written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)             Conduct its activities in the ordinary course and in a manner consistent with the investment strategies and other strategies of the Company in place at the date of this Agreement.

(b)             Take all commercially reasonable steps available to it to maintain the goodwill of its businesses.

(c)             Not make any borrowings other than borrowings in the ordinary course of business under financing facilities which are disclosed in the notes to the consolidated balance sheet at December 31, 2011 included in the Company 10-K or the consolidated balance sheet at September 30, 2012 included in the September 30, 10-Q, or borrowings to help finance the acquisition of assets in the ordinary course of the Company’s business that do not in any instance exceed the purchase price of the asset that is being acquired.

(d)             Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

(e)             Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of the Company to the Company or to wholly owned subsidiaries of the Company), other than regular quarterly dividends paid by the Company consistent with its past practice of paying quarterly dividends based upon its estimated REIT taxable income for the quarter (estimated in a manner consistent with past practice).

(f)              Not make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to stockholders, directors, officers or employees.

(g)             Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

(h)             Comply in all material respects with all applicable laws and regulations of governmental agencies.

(i)              Not purchase, sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

(j)              Not hire any employees.

(k)              Not adopt, become an employer with regard to, or amend any employee compensation, employee benefit or post-employment benefit plan or arrangement.

(l)              Not amend its Charter or Bylaws.

(m)            Not (i) issue or sell, or enter into agreements to issue or sell, any of its stock (except issuances of stock upon exercise of options or warrants which are outstanding on the date of this Agreement) or any options, warrants or convertible or exchangeable securities or (ii) engage in a reclassification, split or reverse split of the Common Stock, declare or make a stock dividend or stock distribution, or engage in a recapitalization, merger (other than the Merger), issuer tender or exchange offer, or other similar transaction.

(n)             Not modify in a material respect the nature or limits (including retention amounts) of insurance coverage that it or its subsidiaries maintain

(o)             Not make or rescind any material elections under the Code or any state or local tax laws, except to the extent necessary to enable the Company to continue to satisfy all requirements to qualify as a REIT under Section 856 of the Code.

(p)             Not enter into any agreements, including any agreements in connection with the settlement of litigation, that would restrict the ability of the Surviving Corporation to engage after the Effective Time in all the activities in which the Company is engaged at the date of this Agreement or that would materially restrict the ability of Parent to engage in any activities after Acquisition purchases the shares that are tendered in response to the Tender Offer.

(q)             Subject to the terms of this Agreement, not enter into any agreements that would make it impossible or impractical for Acquisition to acquire through the Tender Offer the shares that Parent does not own at the date of this Agreement or for the Merger to take place when and as contemplated by this Agreement.

(r)              Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a ) through (q) above.

6.2           All Parties’ Activities Until Effective Time.  Each of Parent, Acquisition and the Company agrees that, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8 hereof, unless otherwise contemplated herein (for the avoidance of doubt, this provision is not violated by actions permitted by this agreement including Sections 5.1 and 5.2).

(a)             Parent shall not (i) take any action that is intended to or would result in any of the conditions to the Tender Offer or any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Acquisition to consummate the Tender Offer, the ability of the Company and Acquisition to consummate the Merger or the ability of any of the Company, Parent and Acquisition to complete the other transactions contemplated by this Agreement.

(b)             Parent will take all actions necessary to (i) cause Acquisition to perform its obligations under this Agreement and to consummate the Tender Offer and the Merger on the terms and conditions set forth in this Agreement and (ii) ensure that, prior to the Effective Time, Acquisition shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

6.3            HSR Act Filings.  If Parent and the Company are required to make filings under the HSR Act with regard to the transactions that are the subject of this Agreement, each of them will make the required filing as promptly as practicable and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable.  The Company and Parent will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

6.4           Communications to Company Employees.  The Company and Parent will endeavor in good faith to agree upon written and oral statements to be made to employees of FIDAC who are engaged in managing the Company and its subsidiaries.

6.5           No Action to Create Appraisal Rights.  The Board will not take any action that would enable holders of Common Stock to have the right to demand the fair value of their shares in accordance with Subtitle 2 of Title 3 of the MGCL.

6.6           FIDAC Assistance to Company.  Parent will, except as otherwise instructed in writing by the Special Committee, cause FIDAC to do all things in its power to cause the Company to fulfill all its obligations in this Article 6 and elsewhere in this Agreement.  Without limiting what is said in the preceding sentence, to the extent FIDAC is reasonably able to do so, Parent will cause FIDAC to follow all instructions of the Special Committee to cause the Company to take actions or not take actions between the date of this Agreement and the Expiration Time.

6.7           Reasonable Best Efforts.  Without limiting the other provisions of this Article 6, upon the terms and subject to the conditions set forth in this Agreement each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to fulfill all conditions applicable to such party pursuant to this Agreement (including, as applicable, Section 7.1 or 7.2 of this Agreement) and to consummate the transactions contemplated by this Agreement (including the Tender Offer and the Merger). The parties shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. Except to the extent that Parent requests otherwise and waives any resulting failure of a condition to Acquisition’s obligation to purchase the shares that are tendered in response to the Tender Offer, the Company and Parent will cooperate and use their respective reasonable best efforts to obtain as promptly as practicable all consents, approvals and waivers required by third persons so that all permits and contracts of the Company and its subsidiaries will remain in full force and effect after the Effective Time.  Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to cause the Expiration Time and the Effective Time to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable vacated or reversed, provided that none of Parent, Acquisition or the Company (unless Parent agrees to reimburse the Company) will be required voluntarily to incur or increase any financial obligation in order to resolve lawsuits, actions or proceedings.

ARTICLE 7
CONDITIONS PRECEDENT TO MERGER

7.1           Conditions to the Company’s Obligations.  The obligations of the Company to complete the Merger are subject to satisfaction of the following conditions (any or all of which, other than the condition in Section 7.1(a), may be waived by the Special Committee):

(a)              At least 51% of the outstanding shares of Common Stock which, immediately before the Expiration Time, are not owned by Parent, any of its subsidiaries, or any officers or directors of Parent, FIDAC or the Company will have been validly tendered in response to the Tender Offer and not withdrawn by the Expiration Time and Acquisition will have purchased all the shares of Common Stock that are validly tendered in response to the Tender Offer and not withdrawn.

(b)              No order will have been entered by any court or governmental authority and be in force that invalidates this Agreement or restrains the Company from completing the Merger.

(c)              If approval of the Merger by the Company’s stockholders is required by applicable law or by the rules of any securities exchange or quotation system on which the Common Stock is listed or quoted, the Merger will have been approved by the holders of a majority of the shares of Common Stock that are entitled to vote with regard to the Merger.

7.2           Conditions to Acquisition’s Obligations.  The obligations of Acquisition to complete the Merger are subject to the following conditions (any or all of which may be waived by Parent):

(a)              No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains Parent or Acquisition from completing the Merger.

(b)              If approval of the Merger by the Company’s stockholders is required by applicable law or by the rules of any securities exchange or quotation system on which the Common Stock is listed or quoted, the Merger will have been approved by the holders of a majority of the shares of Common Stock that are entitled to vote with regard to the Merger.

7.3           Frustration of Closing Conditions.  No party to this Agreement may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused in any material respect by such party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Merger and the other transactions contemplated hereby that are required by Article 6.

ARTICLE 8
TERMINATION

8.1           Right to Terminate.  This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company's stockholders have approved the Merger):

(a)              By mutual written consent of the Company and Parent.

(b)              By the Company before (but not after) Acquisition accepts for purchase Common Stock that is tendered in response to the Tender Offer if there has been a material breach by Parent or Acquisition, as the case may be, of any representation, warranty, covenant or other agreement contained herein, which breach or failure to perform (i) would give rise to the failure of a condition to the Tender Offer set forth on Exhibit 1.2-E, and (ii) has not been waived by the Company or cured by Parent or Acquisition within fifteen (15) business days after Parent’s receipt of written notice thereof from the Company or is incapable of being cured by Parent or Acquisition on or before the Tender Outside Date.

(c)              By the Company after Acquisition accepts for purchase Common Stock that is tendered in response to the Tender Offer but before the Effective Time, as to the Merger but not the Tender Offer (and without affecting any obligation of Acquisition to purchase, or any purchase by Acquisition that has taken place of, Common Stock that is tendered in response to the Tender Offer) if an order is entered by a court or other governmental authority which restrains or otherwise prevents the Company or Acquisition from completing the Merger, and despite efforts by the Company to cause that order to be dissolved or modified in a way that would permit the Merger to take place, because of that order the Merger does not take place within 120 days after the Expiration Date.

(d)              By Parent before (but not after) Acquisition accepts for purchase Common Stock that is tendered in response to the Tender Offer if there has been a material breach by the Company of any representation, warranty, covenant or other agreement contained herein, which breach or failure to perform (i) would give rise to the failure of a condition to the Tender Offer set forth on Exhibit 1.2-E, and (ii) has not been waived by Parent or cured by the Company within fifteen (15) business days after the Company receives written notice thereof from Parent or is incapable of being cured by the Company on or before the Tender Outside Date (provided, that the breach or inaccuracy of any such representation or warranty was not known, or reasonably should have been known, to Parent or any of its subsidiaries (including FIDAC) on or prior to the date of this Agreement).

(e)              By the Parent after Acquisition accepts for purchase Common Stock that is tendered in response to the Tender Offer but before the Effective Time, as to the Merger but not the Tender Offer (and without affecting any obligation of Acquisition to purchase, or any purchase by Acquisition that has taken place of, Common Stock that is tendered in response to the Tender Offer), if an order is entered by a court or other governmental authority which restrains or otherwise prevents the Company or Acquisition from completing the Merger, and despite diligent efforts by the Parent and Acquisition to cause that order to be dissolved or modified in a way that would permit the Merger to take place, because of that order the Merger does not take place within 120 days after the Expiration Date.

(f)              By the Company if before the Expiration Date, (i) the Company receives an Acquisition Proposal to acquire 75% or more of the stock or assets of the Company, or a Potential Acquiror commences a cash tender offer or an exchange offer for 75% or more of the Company's outstanding stock (other than any already owned by the Potential Acquiror), (ii) the Special Committee determines that such Acquisition Proposal or the tender offer or exchange offer is a Superior Proposal (defined below) and resolves to accept the Superior Proposal, or to recommend that stockholders tender their shares in response to the Superior Proposal, unless Acquisition will increase the Tender Offer Price and the Merger Price to an amount per share of Common Stock at least as great as the value per share of Common Stock of the consideration the Company's stockholders would receive as a result of the Superior Proposal, (iii) the Company has given Parent and Acquisition at least three business days’ prior notice (a “Superior Proposal Notice”) of (A) of the terms of the Superior Proposal (including the value per share of Common Stock of the consideration the Company's stockholders would receive as a result of the Superior Proposal, valuing non-cash consideration at its fair value as determined by the Special Committee in good faith after consultation with its financial advisers), and (B) that unless Acquisition increases the Tender Offer Price and the Merger Price to an amount per share at least $0.10 greater than the value per share of Common Stock of the consideration the Company's stockholders would receive as a result of the Superior Proposal, as set forth in the Superior Proposal Notice, this Agreement will terminate, (iv) Parent has failed to give the Company an irrevocable notice within the three full business day period that Acquisition will increase the Tender Offer Price and the Merger Price to an amount per share at least $0.10 greater than the value per share of Common Stock of the consideration the Company's stockholders would receive as a result of the Superior Proposal, as set forth in the Superior Proposal Notice, (a “Price Increase Notice”) and (v) the Company has paid Acquisition the sums described in Section 8.4.  A "Superior Proposal" is an Acquisition Proposal, a tender offer or an exchange offer, in each case relating to 75% or more of the Company’s stock or assets, which the Special Committee determines in good faith, after consultation with its financial advisor, is reasonably likely to be consummated in accordance with its terms and would result in a transaction more favorable to the Company's common stockholders than the Tender Offer and the Merger, taking into account all material legal, financial and regulatory aspects of the proposal (including the consideration per share to be received by the Company’s stockholders).  A notice that this Agreement will terminate included in a Superior Proposal Notice will be irrevocable (unless Parent consents in writing to its being withdrawn by the Company) and, unless Parent gives a Price Increase Notice within the three business days described in clause (iv) of this Section 8.1(f), will result in this Agreement's terminating on the later of the date specified in the Superior Proposal Notice or the date the Company makes the payments described in Section 8.4.  If Parent gives the Company a Price Increase Notice, this Agreement will be deemed amended to cause the Tender Offer Price to be the price described in the Price Increase Notice, and the Company will not have the right to terminate this Agreement under this Section 8.1(f) as a result of the Acquisition Proposal described in the Superior Proposal Notice.

(g)              By the Company if, after Parent has given the Company a Price Increase Notice and before the Expiration Date (as it is extended because of the Superior Proposal Notice or the Price Increase Notice), the Company receives a subsequent Acquisition Proposal (whether from the same or a different Potential Acquiror) to acquire 75% or more of the stock or assets of the Company, or a Potential Acquiror commences a cash tender offer or an exchange offer for 75% or more of the Company's outstanding stock (other than any already owned by the Potential Acquiror), (ii) the Special Committee determines that the subsequent Acquisition Proposal or tender offer or exchange offer is a Superior Proposal even taking into account the amendment to this Agreement as a result of the Price Increase Notice, and resolves to accept the Superior Proposal, or to recommend that stockholders tender their shares in response to the Superior Proposal, and (iii) the Company has paid Acquisition the sums described in Section 8.4, provided that the Company will not have the right to terminate this Agreement as a result of a subsequent Acquisition Proposal or tender offer or exchange offer that the Special Committee determines to be a Superior Proposal unless (x) the Company has given Parent and Acquisition at least two business days’ prior notice of the terms of the Superior Proposal (including the value per share of Common Stock of the consideration the Company's stockholders would receive as a result of the Superior Proposal, valuing non-cash consideration at its fair value as determined in by the Special Committee in good faith after consultation with its financial advisers), which two business days’ notice will for all purposes of this Agreement be a Superior Proposal Notice (except that it may be revoked at the discretion of the Special Committee), and (y) if Parent asks to discuss with the Special Committee during the two business day period modifying the Tender Offer Price or other terms of this Agreement to make the transactions contemplated by this Agreement, as modified, more favorable to the Company’s common stockholders than the subsequent Acquisition Proposal or tender offer or exchange offer that the Special Committee has determined to be a Superior Proposal, the Special Committee will have engaged in those discussions and, if Parent has offered to modify the Tender Offer Price or other terms of this Agreement, at the conclusion of those discussions the Special Committee will have made a determination that the subsequent Acquisition Proposal or tender offer continues to be more favorable to the Company's common stockholders than the transactions contemplated by this Agreement as Parent has offered to modify it.    If, because of an offer by Parent to modify the Tender Offer Price or other terms of this Agreement, the Special Committee withdraws its determination that a subsequent Acquisition Proposal or tender offer is a Superior Proposal and then the Company receives one or more additional subsequent Acquisition Proposals or there are one or more subsequent tender offers or exchange offers, the provisions of this Section 8.1(g) will apply to each of those subsequent Acquisition Proposals or tender offers or exchange offers.

(h)              When the Company delivers a Superior Proposal Notice, Acquisition's obligations under Paragraphs 1.2, 2.1 and 6.2(b)(i), will be suspended until such, if any, time as Parent gives a Price Increase Notice (if the Superior Proposal Notice is given under Section 8.1(f)), or the Special Committee withdraws its determination that a subsequent Acquisition Proposal or a tender offer or exchange offer constitutes a Superior Proposal (if the Superior Proposal Notice is given under Section 8.1(g)).

(i)               By Parent if before Acquisition accepts shares that have been tendered in response to the Tender Offer, (i) the Special Committee withdraws or materially modifies in a manner adverse to the Transactions, or recommends that the Board withdraw or materially modify in a manner adverse to the Transactions, the recommendation that the stockholders of the Company tender their shares in response to the Tender Offer or vote in favor of approving the Merger or (ii) there is a public statement, for which neither Parent, any subsidiary of Parent (other than FIDAC acting at the express instruction of the Special Committee) or anyone acting on their behalf is responsible, to the effect that the Special Committee intends to withdraw its recommendation or modify it in a manner adverse to the Transactions and, if requested by Parent, the Company does not within three full business days after the date of the request (or, if the statement was made within the Solicitation Period, within 14 days after the end of the Solicitation Period), with the approval of the Special Committee, issue and file with the SEC a public statement denying that that is the case.

(j)               By either the Company or Parent if (i) the Expiration Date has not occurred by August 31, 2013 (the “Tender Outside Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(j) has not breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Tender Offer to have been consummated by such date.

8.2           Manner of Terminating Agreement.   If at any time the Company or Parent has the right under Section 8.1 to terminate this Agreement, except as specifically provided in Section 8.1, it can terminate this Agreement by a notice to the other of them that it is terminating this Agreement and, with regard to a termination by Parent under Section 8.1(f), making the payment described in Section 8.4.

8.3           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than the Company's obligations under any agreement to reimburse expenses as provided in Section 8.4 or to make a payment to Acquisition and reimburse expenses as provided in Section 8.4.  Nothing contained in this Section will, however, relieve either party of liability for any willful misconduct or bad faith resulting in a breach of this Agreement by such party which occurs before this Agreement is terminated.

8.4           Termination Fees; Expenses.

(a)              If the Company terminates this Agreement as permitted by Section 8.1(f) or 8.1(g), then simultaneous with and as a condition precedent to such termination’s being effective, the Company will pay Acquisition a termination fee of $25 million (or, if the Superior Proposal Notice is given to Parent not later than 10 business days after the end of the Transaction Solicitation Period and the Superior Proposal to which it relates is from a person that gave the Special Committee a written Acquisition Proposal during the Transaction Solicitation Period, $15 million), which sum will be credited against any termination fee to which FIDAC becomes entitled because of termination of the Management Agreement between the Company and FIDAC within one year after this Agreement is terminated.

(b)              If Parent terminates this Agreement as permitted by Section 8.1(h), within 10 days after this Agreement is terminated, the Company will pay Acquisition a termination fee of $25 million, which sum will be credited against any termination fee to which FIDAC becomes entitled because of termination of the Management Agreement between the Company and FIDAC within one year after this Agreement is terminated.

(c)              Notwithstanding anything herein to the contrary, in no event shall the Company be obligated to pay a termination fee on more than one occasion.  Parent and Acquisition acknowledge and agree that if a termination fee becomes payable and is paid by the Company pursuant to Section 8.4(a) or (b) above, the right to receive such termination fee, together with any reimbursement of expenses pursuant to Section 8.4(d) below, shall constitute each of Parent’s and Acquisition’s (and each of their respective affiliates’ and representatives’) sole and exclusive remedy under this Agreement, and the receipt of such termination fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any of them in connection with this Agreement or any of the transactions contemplated hereby (or the abandonment or termination thereof), and none of Parent, Acquisition, any of their respective affiliates or representatives or any other person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with this Agreement or any of the transactions contemplated hereby (or the abandonment or termination thereof).  For the avoidance of doubt, Parent and/or Acquisition shall not be entitled to specific performance under Section 13.12 if the Company has terminated this Agreement and paid any applicable termination fee in full.

(d)              If the Company terminates this Agreement as permitted under Section 8.1(f) or if Parent terminates this Agreement as permitted under Section 8.1(h), then, within 10 business days following such termination, the Company will reimburse Parent for all expenses incurred by it or by Acquisition in connection with this Agreement and the transactions contemplated by it (including reasonable fees and expenses of professionals and other consultants and out of pocket costs incurred by employees in investigating the business and financial condition of the Company and in connection with the negotiation of this Agreement and efforts to carry out the transactions which are the subject of this Agreement) for which Parent has presented reasonable documentation to the Company (up to a total reimbursement of expenses not exceeding $5,000,000), which sum will be credited against any termination fee to which FIDAC becomes entitled because of termination of the Management Agreement between the Company and FIDAC within one year after this Agreement is terminated.

ARTICLE 9
ABSENCE OF BROKERS

9.1           Representations and Warranties Regarding Brokers and Others.  The Company and Acquisition each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions that are the subject of this Agreement, except that Lazard acted as a financial adviser to the Special Committee and Bank of America Merrill Lynch acted as a financial adviser to Parent and Acquisition.  The Company will pay all the fees and other charges of Lazard, and Parent or Acquisition will pay all the fees and other charges of Bank of America Merrill Lynch.

ARTICLE 10
INDEMNIFICATION OF DIRECTORS AND OFFICERS

10.1           Indemnification for Prior Acts.  Parent and the Surviving Corporation will honor, and will not amend or modify for at least six years after the date of this Agreement, any obligations of the Company and its subsidiaries to indemnify current or former directors or officers of the Company or its subsidiaries (each an "Indemnified Party") with respect to matters which occur on or prior to the Effective Time.  The Surviving Corporation will maintain in effect for not less than six years after Effective Time, with respect to occurrences prior to the Effective Time, the Company's policies of directors’ and officers' liability insurance which are in effect on the date of this Agreement and are listed on Schedule 10.1 (notwithstanding any provisions of those policies that they will terminate as a result of a merger), or provide substantially equivalent coverage and amounts containing terms no less favorable to such directors or officers, and from insurance carriers with at least comparable claims paying ability ratings, to the extent that insurance is available at an annual cost not exceeding 350% of the annual cost of the policies of directors and officers liability insurance that are in effect at the date of this Agreement (and, to the extent that insurance is not available at an annual cost not exceeding 350% of the annual cost of the policies that are in effect at the date of this Agreement, the Surviving Corporation will maintain in effect the maximum coverage that is available for that amount).  In lieu of the foregoing, and notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the Company may purchase a “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company as the Company’s existing policy or policies, and from insurance carriers with at least comparable claims paying ability ratings, for the benefit of the current and former officers and directors of the Company with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred at or prior to the Effective Time.  If the Surviving Corporation is acquired during the period of six years after the date of this Agreement, the Surviving Corporation will require in any agreement relating to its being acquired that the acquirer agree to maintain in effect the insurance required by this Section.

10.2           Benefit of Provisions.  The provisions of Section 10.1 are intended to be for the benefit of, and will be enforceable by, the respective current and former directors and officers of the Company or its subsidiaries to which they relate and their heirs and representatives (all of whom will, for the avoidance of doubt, be express third party beneficiaries of this Article 10).

ARTICLE 11
OBLIGATIONS OF PARENT TO FUND ACQUISITION

11.1           Funding of Acquisition.

(a)              If Acquisition accepts shares that are tendered in response to the Tender Offer, Parent will provide to Acquisition (whether by contribution, loan or otherwise) or arrange for Acquisition to obtain from other sources, all sums Acquisition needs to pay for the shares it accepts.  If the Merger takes place, Parent will provide to Acquisition, or arrange for Acquisition to obtain from other sources, all sums it needs to pay the Merger Price and to make any other payments Acquisition is required to make as a result of the Merger.

(b)              If Acquisition is required to make any payments under or with regard to this Agreement, other than payments of the type described in Section 11.1(a), including any payments Acquisition is required to make because it fails to fulfill any of its obligations under this Agreement, Parent will provide to Acquisition, or arrange for Acquisition to obtain from other sources, all funds Acquisition needs to make those payments.

ARTICLE 12
PERCENTAGE INCREASE OPTION

12.1           Option to Increase Percentage Ownership.  If Acquisition purchases all the shares that are properly tendered in response to the Tender Offer and not withdrawn (including shares that are tendered during any subsequent offering period, if there is one), but after that purchase the shares of Common Stock owned by Acquisition, Parent and all Parent’s direct or indirect wholly owned subsidiaries (not including shares tendered in response to the Tender Offer under guaranteed delivery procedures that have not yet been delivered) do not total at least 90% of all the outstanding shares of Common Stock, Acquisition will have the option (the “Percentage Increase Option”) to purchase from the Company the number of additional shares of Common Stock that will increase the percentage of the outstanding Common Stock owned by Acquisition, Parent and all Parent’s direct or indirect wholly owned subsidiaries to 90% of the outstanding shares of Common Stock (giving effect to the issuance of the shares that are the subject of the Percentage Increase Option.  The terms of the Percentage Increase Option, if there is one, will be as follows:

(a)              The Percentage Increase Option will be exercisable beginning when Acquisition pays for shares that are tendered in response to the Tender Offer (whether by delivering funds to a depositary or other agent for the tendering common stockholders or otherwise), and will expire at 5:00 p.m., New York City time on the third business day after the Expiration Date, or if there is a subsequent offer period, on the third business day after the day on which the subsequent offer period expires.

(b)             The Percentage Increase Option will entitle Acquisition to purchase from the Company that number of additional shares of Common Stock that will increase the percentage of the outstanding Common Stock owned by Acquisition, Parent and all Parent’s direct or indirect wholly owned subsidiaries to one share more than 90% of the outstanding shares of Common Stock (giving effect to the issuance of the shares that are the subject of the Percentage Increase Option).  If necessary to enable Acquisition to purchase the shares that are issuable on exercise of the Percentage Increase Option, the Company will terminate the listing of the Common Stock on the New York Stock Exchange.

(c)             The Percentage Increase Option will be exercised by Acquisition’s delivering a notice of exercise to the Company before the Percentage Increase Option expires. The notice of exercise must include a statement that Acquisition will be acquiring the shares that are the subject of the Percentage Increase Option for investment, and not with an intention to distribute those shares.

(d)             The exercise price of the Percentage Increase Option will be the same price per share as the Tender Offer Price.

(e)             The purchase of Common Stock through exercise of the Percentage Increase Option will take place on the second business day after the day on which Acquisition delivers the notice of exercise to the Company or, if those shares cannot be issued until the Company terminates the listing of the Common Stock on the New York Stock Exchange, on the second business day after the day on which that listing is terminated.

(f)              The exercise price of the Percentage Increase Option will be paid, at the option of Parent, either (i) in cash, by wire transfer of funds to an account specified by the Company, or (ii) by (1) Acquisition’s paying in cash an amount equal to not less than the aggregate par value of the shares of Common Stock as to which the Percentage Increase Option is being exercised, and (2) Acquisition’s delivering to the Company a note (the “Option Exercise Note”) having a principal amount equal to the balance of the aggregate purchase price of the shares being acquired through exercise of the Percentage Increase Option less the amount paid in cash pursuant to the preceding clause (1) and that has the following terms:

(i)              The principal amount and all accrued interest evidenced by the Option Exercise Note will be due and payable on the earlier of (A) the tenth day after the day on which the Merger becomes effective, or (B) the day that is one year after the day on which the Option Exercise Note is issued.

(ii)             The Option Exercise Note will bear interest at the rate that is 100 basis points higher than the reported yield on the day before the notice of exercise is given on U.S. Treasury notes maturing twelve months after that day (or maturing on the date closest to that for which a yield is reported), but in no event lower than the lowest rate that will not result in imposition of imputed income to the Company for Federal corporate income tax purposes.

(iii)             If the Merger does not take place before Acquisition is required to pay the principal sum evidenced by the Option Exercise Note, Acquisition will have the option to pay that principal and all accrued interest in cash or by delivering to the Company all the shares of Common Stock that were purchased by exercising the Percentage Increase Option.

(iv)             Except as provided in subparagraph (iii), the Option Exercise Note will be full recourse against Parent and Acquisition.

(v)             The obligation of Acquisition evidenced by the Option Exercise Note will run to the Company, and to nobody else.  The Company will not have the right to transfer the Option Exercise Note and any attempt to transfer it will be void.

(g)             The sale of the shares that are purchased through exercise of the Percentage Increase Option will take place at the principal offices of the Company at 10:00 a.m. on a day specified in the notice of exercise, which will be no fewer than 3 nor more than 5 days after the day on which the  notice of exercise is given.  At that time, the Company will deliver to Acquisition a certificate or certificates, registered In the name of Acquisition, representing the shares Acquisition is purchasing by exercise of the Percentage Increase Option and Acquisition will deliver to the Company either (i) evidence of the wire transfer described in clause (i) of Section 12.1(f), or (ii) the Option Exercise Note that is described in clause (ii) of Section 12.1(f).  The share certificates may bear legends (a) stating that the shares represented by the certificate may not be sold or otherwise transferred until the principal and the interest, if any, that is evidenced by the Option Exercise Note is paid in full, and (b) containing provisions that are customary with regard to shares that have been issued in transactions that were not registered under the Securities Act of 1933, as amended.

(h)             Acquisition will not be permitted to transfer the shares of Common Stock it obtains by exercising the Percentage Increase Option until the principal and interest, if any, evidenced by the Percentage Increase Note are paid in full.

12.2           Increase in Authorized Common Stock.  If Acquisition exercises the Percentage Increase Option and the number of shares of Common Stock it is to purchase upon exercise exceeds the number of shares of authorized Common Stock that at the time of exercise are not outstanding or reserved for issuance upon exercise of outstanding options or  warrants or conversion of outstanding convertible securities, the Board of Directors will, as promptly as practicable after Acquisition exercises the Percentage Increase Option, increase the number of shares of Common Stock the Company is authorized to issue to a number that is sufficient to enable the Company to issue to Acquisition all the shares of Common Stock Acquisition is to purchase as a result of exercise of the Percentage Increase Option.

ARTICLE 13
GENERAL

13.1           Expenses.  Except as provided in Section 8.4, the Company and Acquisition will each pay its own expenses in connection with the transactions that are the subject of this Agreement, including legal fees and disbursements.  The Company will pay the expenses of the Special Committee in connection with the transactions that are the subject of this Agreement, including the fees of, and reimbursement of expenses incurred by, its advisers.

13.2           Access to Properties, Books and Records.

(a)              From the date of this Agreement until the earlier of the Effective Time or the time this Agreement is terminated in accordance with Article 8, the Company will, and will cause each of its subsidiaries to, give representatives of Parent and Acquisition, or of any potential lenders or other sources of financing to Parent, the Company or the Surviving Corporation, full access during normal business hours to all of their respective properties, books and records and to personnel of FIDAC who are knowledgeable about the various aspects of the business of the Company and its subsidiaries, provided that the Company will not be required by this Section to permit any inspection, or to disclose any information, that in the reasonable judgment of the FIDAC employees responsible for managing the Company, or of the Special Committee, would result in the disclosure of a trade secret of a third party not related to the Company or FIDAC, or violate any of the Company’s obligations to a third party not related to the Company or FIDAC with respect to confidentiality, if the Company (through the FIDAC employees responsible for managing the Company) has used reasonable efforts to obtain the consent of the third party to the inspection or disclosure.

(b)              Until the Effective Time, Parent and Acquisition each will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books, records and personnel of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to Parent or Acquisition from a third party which, insofar as Parent or Acquisition is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Parent, Acquisition or other of Parent’s affiliates before it was made available to Parent or Acquisition or their representatives by the Company or a subsidiary (other than information disclosed to FIDAC or its employees in the course of FIDAC’s managing the Company), (iv) otherwise is independently developed by Parent or Acquisition or their affiliates (other than FIDAC), (v) Parent reasonably believes is required to be included in the Offer Documents, the Schedule TO (including the Offer TO) or the Proxy Statement or (vi) Parent reasonably determines, based on advice of legal counsel, that Parent is required to disclose in response to legal process or an order of a court or other governmental authority.  If this Agreement is terminated before the Effective Time, Parent and Acquisition each will, at the request of the Company, deliver to the Company all documents and other material obtained by Parent or Acquisition from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Parent or Acquisition.

13.3           Press Releases.  The Company and Parent will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, but nothing in this Section will prevent either party or any affiliate of either party from making any statement or announcement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

13.4           Entire Agreement.  This Agreement, the documents to be delivered in accordance with this Agreement, and the letter agreement dated as of January 2, 2013 between Parent and the Company which is Exhibit 13.4 to this Agreement (except to the extent it is inconsistent with the resolutions described in the last sentence of Section 4.1(d) or would otherwise prevent Parent or Acquisition from carrying out the Tender Offer or the Merger or any other of the transactions contemplated by this Agreement), contain the entire agreement among the Company, Parent and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and either Parent or Acquisition (including confidentiality agreement dated January 25, 2013, between Parent and the Company) are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

13.5           Benefit of Agreement.  This Agreement is for the benefit of the parties to it, their respective successors and any permitted assigns.  Except as stated in Section 10.2, this Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns.

13.6           Effect of Disclosures.  Any information disclosed by a party in connection with any representation and warranty contained in this Agreement (including any exhibit or schedule to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

13.7           Captions.  The captions of the articles and sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement.

13.8           Assignments.  Neither this Agreement nor any right of any party under it may be assigned, except that Acquisition may assign its rights under this Agreement to a corporation or other entity a majority of the equity of which is owned by Parent.

13.9           Notices and Other Communications.  Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or electronic mail (with proof of receipt at the number or email address to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide overnight delivery service for next business day delivery, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to Acquisition or Parent:

Annaly Capital Management Inc.
1211 Avenue of the Americas
Suite 2902
New York, NY 10036
Attention:	Chief Legal Officer
Facsimile:	347-342-3959
Email address:	nsingh@annaly.com

with a copy to:

K&L Gates LLP
599 Lexington Avenue
New York, New York 10022
Attention:	David Bernstein
Phillip Kardis
Facsimile:	212-536-3901
Email address:	david.bernstein@klgates.com
phillip.kardis@klgates.com

If to the Company:

CreXus Investment Corp.
1211 Avenue of the Americas
New York, NY 10036
Attention:	Chief Executive Officer and President
Facsimile:	347-227-1290
Email address:	kriordan@annaly.com

with a copy to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Facsimile:	212-355-3333
Attention:	Gilbert G. Menna
John Haggerty
Email address:	gmenna@goodwinprocter.com
jhaggerty@goodwinprocter.com

13.10           Governing Law.  This Agreement will be governed by, and construed under, the laws of the State of Maryland, without regard to conflicts of laws principles that would apply the laws of any other jurisdictions.

13.11           Consent to Jurisdiction.  The Company, Parent and Acquisition each agrees that any action or proceeding relating to this Agreement or the transactions that are the subject of this Agreement may be brought in any state or Federal court sitting in the State of Maryland, and each of them (i) consents to the personal jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to transfer any such action or proceeding to any other court, whether because of inconvenience of the forum or for any other reason (but nothing in this Section will prevent a party from removing any action or proceeding from a state court sitting in the State of Maryland to a Federal court sitting in that state) and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

13.12           Remedies; Specific Performance.  The parties acknowledge that money damages would not be an adequate remedy if the Company, Acquisition or Parent failed to perform in any material respect any of its obligations under this Agreement, and accordingly each of the Company, Acquisition and Parent agrees any party will be entitled to obtain an order compelling specific performance of another party’s obligations under this Agreement, without any requirement that the party obtaining the order post a bond, and the parties agree that if any proceeding is brought in equity to compel performance of any provision of this Agreement, no party will raise the defense that there is an adequate remedy at law or assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason.  The parties agree that if specific performance is available and granted with regard to any breach by any party of any obligation under this Agreement, that specific performance shall be the sole and exclusive remedy for that breach unless this Agreement is terminated as permitted under Article 8.

13.13           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY ACTION OR PROCEEDING BROUGHT BY WAY OF COUNTERCLAIM AND ANY ACTION OR PROCEEDING RELATING TO THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.  EACH OF THE PARTIES ACKNOWLEDGES THAT IT IS AWARE THAT THIS WAIVER OF RIGHTS TO JURY TRIAL WAS A FACTOR IN THE OTHER PARTY’S OR PARTIES’ DECISION TO AGREE TO THE TERMS OF THIS AGREEMENT AND THAT NOBODY PROMISED THAT THIS WAIVER OF THE RIGHT TO JURY TRIAL WOULD NOT BE ENFORCED.

13.14           Amendments.  This Agreement may be amended by, but only by, a document in writing signed by both the Company and Parent.

13.15           Counterparts.  This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties.  Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

(Signatures on following page)

IN WITNESS WHEREOF, the Company, Parent and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

CREXUS INVESTMENT CORP.

By: : /s/ Kevin J. Riordan
Name: Kevin J. Riordan
Title: President and CEO

ANNALY CAPITAL MANAGEMENT, INC.

By: : /s/ Wellington Denahan
Name: Wellington Denahan
Title: Chief Executive Officer

CXS ACQUISITION CORPORATION

By: : /s/ Wellington Denahan
Name: Wellington Denahan
Title: Chief Executive Officer

Exhibit 1.2-E

Acquisition will not be required to accept for payment or pay for any Common Stock tendered in response to the Tender Offer if:

(a)           The number of shares of Common Stock that are properly tendered in response to the Tender Offer and not withdrawn by the Expiration Time is less than 51% of the outstanding shares of Common Stock which are not owned immediately before the Expiration Time by Parent, any of its subsidiaries, or any officers or directors of Parent, FIDAC or the Company.

(b)           Any statute, rule or regulation has been enacted or adopted by any national or state government or governmental authority that would make the acquisition of the tendered Common Stock by Acquisition or the Merger illegal.

(c)           Any order has been entered by a national or state court or other governmental authority and be in force which invalidates the Agreement or restrains Acquisition from completing the acquisition of the tendered Common Stock or from completing the Merger.

(d)           Any of the representations and warranties of the Company in the Agreement is not true and correct on the day the Tender Offer expires with the same effect as though they were made on that day, except failures to be true and correct which (i) could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to have a material adverse effect on Acquisition’s legal ability to purchase or own the Common Stock that is tendered in response to the Tender Offer or Acquisition’s legal ability to consummate the Merger as contemplated by the Agreement, or (ii) were known, or reasonably should have been known, to Parent or any of its subsidiaries (including FIDAC) on or prior to the date of the  Agreement.

(e)           The Company has not performed in all material respects all the obligations it is required to have performed under the Agreement by the Expiration Date, except failures which (i) do not, and cannot reasonably be expected to, have a Company Material Adverse Effect or (ii) have been caused by or result from a breach of the Agreement by Parent or Acquisition.

(f)           The Agreement has been terminated in accordance with its terms.

(g)           The Special Committee withdraws or modifies in a manner adverse to Acquisition the Special Committee’s recommendation or approval regarding the Tender Offer or the Merger.

(h)           The Board, acting in accordance with a recommendation of the Special Committee, withdraws or modifies in a manner adverse to Acquisition the Board’s  recommendation that stockholders accept the Tender Offer or its approval of the Merger.

The conditions set forth above are for the sole benefit of Acquisition and Parent, and any of those conditions, other than the condition in paragraph (a), may be waived by Parent in whole or in part.  Any delay by Acquisition in exercising the right to terminate the Tender Offer because any of the conditions is not fulfilled will not be deemed a waiver of its right to do so.

i

Exhibit 13.4

On following pages

ii

As of January 2, 2013

Special Committee of the Board of Directors
CreXus Investment Corp.
1211 Avenue of the Americas, Suite 2902
New York, NY 10036

Lady and Gentlemen:

As you know, on November 9, 2012, Annaly Capital Management, Inc. ("Annaly") sent a letter to the Board of Directors of CreXus Investment Corp. ("CreXus") in which Annaly proposed to acquire all the shares of CreXus common stock ("Common Stock") that Annaly does not already own. Annaly currently owns 9,527,778 shares of Common Stock, which is approximately 12.4% of the total number of shares of Common Stock that currently are outstanding. As a result of that letter, on November 13, 2012, the Board of Directors of CreXus formed a Special Committee (the "Special Committee") consisting of the CreXus directors who are independent of Annaly and its subsidiary, Fixed Income Discount Advisory Company, with authority, among other things, to consider the proposal Annaly made in the November 9, 2012 letter.

CreXus' charter provides that until such time as CreXus' Board of Directors determines that it no longer is in the best interests of CreXus to attempt to continue to qualify as a real estate investment trust under Section 856 of the Internal Revenue Code, no person, other than an "Excepted Holder," may beneficially or constructively own shares of capital stock of CreXus in excess of 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of capital stock of CreXus. However, on September 15, 2009, the Board of Directors of CreXus, in response to a request from Annaly, adopted a resolution waiving Annaly's ownership from the 9.8% Stock Ownership Limit, which allowed it to purchase shares of Common Stock up to 35%, subject to certain conditions (the "Increased Ownership Limit").

The Special Committee has expressed concern that if Annaly has the ability to increase its holding of Common Stock to 35%, that could adversely affect the willingness of persons other than Annaly to bid to acquire the stock or assets of CreXus if the Special Committee decides it is, or might be, in the best interests of CreXus to engage in a transaction or combination of transactions in which Annaly or another person or group would become the owner of all or substantially all of the equity or assets of CreXus (a "Total Purchase of CreXus") or some other extraordinary transaction (a "Potential Transaction"). In order to relieve the concern that has been expressed on behalf of the Special Committee (after consultation with its advisors), Annaly agrees as follows:

1.           Until the Expiration Date (as defined below), the Increased Ownership Limit will not be in effect and the 9.8% Stock Ownership Limit will be waived with respect to Annaly's ownership of CreXus Common Stock solely to the extent of its current ownership of CreXus Common Stock (i.e., 12.4% of the total outstanding shares of Common Stock). For the avoidance of doubt, (x) until the Expiration Date, Annaly may not acquire any additional shares of CreXus Common Stock without violating the Stock Ownership Limit and (y) immediately after the Expiration Date, the Increased Stock Ownership Limit will automatically become effective and apply from that time forward.

iii

2.           For the purposes hereof, the "Expiration Date" shall mean the date on which the Special Committee has ceased to be actively functioning in its role as a special committee of the Board of Directors of considering the possibility that the Corporation will enter into a Potential Transaction (which role includes, without limitation, considering the proposal Annaly made in the November 9, 2012 letter, reviewing alternatives for CreXus or otherwise considering the desirability of extraordinary or affiliated transactions involving CreXus) or taking other actions with respect to a Potential Transaction within the scope of its delegated powers ("Active Status"), or such earlier date as is approved by the Special Committee in order to facilitate a Potential Transaction by Annaly that is approved by the Special Committee. At any time after May 30, 2013, Annaly may request in writing that the Special Committee confirm that it still has an Active Status. Following such request, the Special Committee will promptly determine in good faith whether it still has an Active Status and inform Annaly in writing of such determination. If the Special Committee does not respond to a request within 20 days, Annaly may presume that the Special Committee no longer has an Active Status.

3.           Annaly reaffirms as of the date hereof its representations and covenants made in that certain purchaser letter to CreXus dated September 15, 2009 in connection with the Board of Directors adopting a resolution setting the Increased Ownership Limit Waiver as of such date.

Annaly is aware that neither the Special Committee nor the Board of Directors of CreXus has decided whether to authorize CreXus to enter into any transaction that would or could result in a Total Purchase of CreXus by Annaly or by anyone else or any other transaction. Annaly is entering into this letter agreement (the "Agreement") in order to address the concern of the Special Committee described above, with the recognition that notwithstanding Annaly's doing that, the Special Committee may decide that CreXus should not enter into, and that CreXus should actively seek to prevent, any Total Purchase of CreXus.

The parties hereto agree that irreparable damage would occur in the event that the obligations in this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, if Annaly has breached Section 1 above, CreXus shall be entitled to injunctive relief ordering Annaly to immediately divest all shares of CreXus Common Stock acquired in violation of Section 1.

Annaly is aware that the Special Committee may act, or refrain from acting, in reliance on the agreements set forth above, and Annaly intends to be legally bound by those agreements.

(Signatures on following page)

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Very truly yours,

ANNALY CAPITAL MANAGEMENT, INC.

By: /s/ R. Nicholas Singh
Name: R. Nicholas Singh
Title: Chief Legal Officer

Accepted and Agreed:

CREXUS INVESTMENT CORP.

By: /s/ Nancy Jo Kuenstner
Name: Nancy Jo Kuenstner
Title: Chairman of the Special Committee
of CreXus Investment Corp.

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